SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         Date of Report: August 18, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                   Delaware                         52-1555759
          (State of Incorporation)      (I.R.S. Employer Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated August 17, 1999:


          MEDIMMUNE APPOINTS ARMANDO ANIDO, R.PH. SENIOR VICE PRESIDENT
                             OF SALES AND MARKETING

Gaithersburg, MD, August 17, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today announced that Armando Anido, R.Ph. has joined the Company as Senior Vice President of Sales and Marketing. Mr. Anido will report to Melvin D. Booth, President and Chief Operating Officer of MedImmune, and will be responsible for all aspects of the Company's sales and marketing organization, including oversight of the sales force, development of novel marketing strategies and medical affairs. Mr. Anido was most recently Vice President of CNS Marketing at Glaxo Wellcome, Inc. (NYSE: GLX) and prior to that served six years at Lederle Laboratories, including as Vice President of Anti-Infectives Marketing.

"As MedImmune continues its exciting growth phase and enters into the second season launch of Synagis, it is essential that the sales and marketing organization continues its high level of performance," commented Melvin D. Booth, President and Chief Operating Officer. "Armando brings to MedImmune an expertise in successfully directing the launch and development of pharmaceutical products, and was instrumental in growing the Glaxo Wellcome CNS business by over $950 million in two years. His experience will enhance our ability to excel in marketing and the entrepreneurial biotechnology environment, and I am delighted to welcome him to the Company."

While serving as Vice President of CNS Marketing at Glaxo Wellcome, Mr. Anido had profit and loss responsibility for a CNS business that exceeded $1.8 billion in 1998. He managed the CNS marketing team and was directly responsible for the launches of seven products/line extensions within 24 months. Additionally, he directed the launch of Epivir (R), a successful HIV product with sales of over $260 million in the first year. Prior to joining Glaxo Wellcome, Inc., Mr. Anido served in various positions at Lederle Laboratories from 1989 to 1995, culminating in his service as the Vice President of Anti-Infectives Marketing. At Lederle Laboratories, he directed the development, launch and implementation of two successful pharmaceutical marketing plans for ZOSYN (R), a broad spectrum IV antibiotic and the PROSTEP (R) nicotine patch. From 1985 to 1989, Mr. Anido served as the Senior Director of Marketing for Martec Pharmaceutical, Inc. Prior to 1985, he served in various sales positions at the Upjohn Company. Mr. Anido is a registered pharmacist, and holds a Bachelor of Science and a Master of Business Administration degree from West Virginia University.

Mr. Anido will replace Mr. David P. Wright, the Executive Vice President of Sales and Marketing at MedImmune, who is retiring.

"David Wright has been a key officer in building MedImmune to where it is today, and we will always be grateful to him for the value he has added to the Company," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer at MedImmune. "Dave was directly responsible for many of the successes we have enjoyed at MedImmune, including the successful launch and marketing of Synagis, one of the most successful pediatric product launches in history. His insight and effectiveness as a marketing strategist has been clearly demonstrated throughout his career at MedImmune, and we all wish him well in his retirement."

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease (please see full prescribing information attached or at http://www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April but it may begin earlier or persist later in certain communities.

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission.


                           MEDIMMUNE, INC.
                           (REGISTRANT)





BY (SIGNATURE)            /s/ David M. Mott
(NAME AND TITLE)          David M. Mott, Vice Chairman and
                             Chief Financial Officer
(DATE)                    August 17, 1999